Exhibit 2.1

Entity Structure Chart


Doc.com Inc
Delaware
Telehealth
TMB Financial, S.A DE C.V.
(Holding)
Knotion, S.A. DE C.V.
Ed-Tech, SAAS
Doc Pharmacy LLC
Wyoming
Digital Pharmacy
2345405 Ontario
Ontario Business Corporation
(Holding)
RX Angle Inc
Wyoming
(Holding)
Flat Iron Pharmacy LLC
West Virginia
(Disregarded Entity Tax)
Physical Pharmacy